Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Axxess Pharma, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated July 25, 2014, with respect to the financial statements of Axxess Pharma, Inc. in its registration statement Form S-1 relating to the registration of 9,585,028 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN

January 16, 2015

1660 Highway 100 South

Suite 500

St. Louis Park, MN 55416

630.277.2330